Exhibit 23.1

[LETTERHEAD OF BDO]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SmarTire Systems Inc.

Richmond, Canada

We hereby consent to the use in the Prospectus constituting a part of the Form SB-2/A Registration Statement of our report dated September 27, 2006, relating to the consolidated financial statements of SmarTire Systems Inc. which are contained in that Prospectus. Our report contains additional comments for US readers on Canada - US reporting differences regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada
May 25, 2007